Exhibit 99.1

Caterpillar Financial Services Corporation
1Q 2026 Earnings Release
April 30, 2026

FOR IMMEDIATE RELEASE

Cat Financial Reports First-Quarter 2026 Results
Cat Financial reported first-quarter 2026 revenues of $947 million, an increase of $87 million, or 10%, compared with $860 million in the first quarter of 2025. The increase in revenues was primarily due to a favorable impact from higher average earning assets. First-quarter 2026 profit was $144 million, an increase of $14 million, or 11%, compared with $130 million profit in the first quarter of 2025.
First-quarter 2026 profit before income taxes was $195 million, an increase of $21 million, or 12%, compared with $174 million profit in the first quarter of 2025. The increase was mainly driven by a favorable impact from higher average earning assets of $40 million, partially offset by higher general, operating and administrative expenses of $22 million.
The provision for income taxes reflected an estimated annual tax rate of 26% for the first quarter of 2026 compared with 25% for the first quarter of 2025.
During the first quarter of 2026, retail new business volume was $3.19 billion, an increase of $226 million, or 8%, compared with $2.96 billion in the first quarter of 2025. The increase was primarily driven by higher volume in Mining, North America, Asia Pacific and Power.
At the end of the first quarter of 2026, past dues at Cat Financial were 1.39%, compared with 1.58% at the end of the first quarter of 2025. Write-offs, net of recoveries, were $29 million for the first quarter of 2026, compared with $20 million for the first quarter of 2025. As of March 31, 2026, Cat Financial’s allowance for credit losses totaled $283 million, or 0.86% of finance receivables, compared with $284 million, or 0.86% of finance receivables at December 31, 2025.
“The Cat Financial team's focus on supporting Caterpillar customers and dealers with financial services solutions continues to deliver solid operational results,” said Dave Walton, President of Cat Financial and Senior Vice President with responsibility for the Financial Products Division of Caterpillar Inc. “Retail new business volume was strong, and our portfolio continues to perform well, with past dues remaining at historically low levels.”

About Cat Financial
Cat Financial is a subsidiary of Caterpillar, the world’s leading manufacturer of construction and mining equipment, off-highway diesel and natural gas engines, industrial gas turbines, and diesel-electric locomotives. Cat Financial provides a wide range of financing solutions to customers and Cat® dealers for machines, engines, Solar® turbines, genuine Cat parts and services. Headquartered in Nashville, Tennessee, Cat Financial serves customers globally with offices and subsidiaries located throughout North and South America, Asia, Australia, Europe and Africa. Visit cat.com to learn more about Cat Financial.

Caterpillar media contact: Tiffany Heikkila, 832-573-0958 or tiffany.heikkila@cat.com

STATISTICAL HIGHLIGHTS:

FIRST-QUARTER 2026 VS. FIRST-QUARTER 2025
(ENDED MARCH 31, EXCEPT TOTAL ASSETS)
(Millions of dollars)

	2026	2025	CHANGE
Revenues	$947	$860	10%
Profit Before Income Taxes	$195	$174	12%
Profit (excluding profit attributable to noncontrolling interests)	$144	$130	11%
Retail New Business Volume	$3,190	$2,964	8%
Total Assets at March 31, and December 31, respectively	$38,163	$38,313	—%

FORWARD-LOOKING STATEMENTS

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should" or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.

Cat Financial's actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers; (ii) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (iii) changes in interest rates, currency fluctuations or market liquidity conditions; (iv) an increase in delinquencies, repossessions or net losses of our customers; (v) used equipment values and estimated residual values of leased equipment; (vi) our compliance with financial and other restrictive covenants in debt agreements; (vii) government monetary or fiscal policies; (viii) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (ix) demand for Caterpillar products; (x) marketing, operational or administrative support received from Caterpillar; (xi) our ability to develop, produce and market quality products that meet our customers’ needs; (xii) information technology security threats and computer crime; (xiii) alleged or actual violations of trade or anti-corruption laws and regulations; (xiv) new regulations or changes in financial services regulations; (xv) additional tax expense or exposure; (xvi) changes in accounting guidance; (xvii) catastrophic events, including global pandemics such as the COVID-19 pandemic; and (xviii) other factors described in more detail in Cat Financial's Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.